Exhibit 10.12

                        PAYOFF AND TERMINATION AGREEMENT

       This Payoff and Termination Agreement (the "AGREEMENT") is made and entered into this 9th day of April, 2001, by and between LearnCom, Inc., an Illinois corporation ("LEARNCOM"), and The Bureau of National Affairs, Inc., a Delaware corporation ("BNA").

                                    RECITALS

       A. LearnCom, BNA and BNA Communications, Inc., a Delaware corporation (the "COMPANY") are parties to that certain Stock Purchase Agreement dated August 30, 1999 (the "SALE AGREEMENT").

       B. Pursuant to the Sale Agreement, BNA sold all of the issued and outstanding capital stock of the Company to LearnCom in consideration for $1,250,000, payable at the closing.

       C. Pursuant to Section 2.7 of the Sale Agreement, in further consideration for the purchase of the Company, LearnCom agreed to pay BNA an additional amount of up to $1,150,000 (the "EARNOUT AMOUNT"), contingent upon the Company achieving certain levels of sales revenues.

       D. A portion of the Earnout Amount has accrued and is owing to BNA, and additional portions of the Earnout Amount are likely to accrue pursuant to
Section 2.7 of the Sale Agreement.

       E. Each of the parties hereto desires to fix and compromise the amounts due with respect to the Earnout Amount on the terms set forth herein.

       NOW THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions contained herein, the parties hereby agree as follows:


ARTICLE 1

                           PAYMENT OF ROYALTY AMOUNTS

       1.1 PAYMENT. In full and complete satisfaction of the amounts due (now and in the future) under Section 2.7 of the Sales Agreement with respect to the Earnout Amount, LearnCom shall pay to BNA the following (the "PAYMENT AMOUNT"):

       (1) $25,000, by certified check to the order of BNA, payable upon the execution of this Agreement; and

       (2) $100,000 by certified check to the order of BNA, payable upon a Liquidity Event.

For purposes of this Agreement, a "LIQUIDITY EVENT" shall be deemed to have occurred if (i) LearnCom, Inc., a Nevada corporation ("PARENT") conducts a private or public offering of its

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securities (debt, equity or a derivative thereof) that raises net proceeds of at least $750,000, (ii) any person or entity becomes the beneficial owner, directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the outstanding voting securities of Parent, (iii) the shareholders of the Parent approve a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation,
(iv) the shareholders of the Parent approve a plan of complete liquidation of the Parent or an agreement for the sale or disposition by the Parent of (in one transaction or a series of transactions) all or substantially all of the Parent's assets, or (v) Parent sells (whether by selling substantially all of the assets, stock, merger, or otherwise) LearnCom.

       1.2 TERMINATION. Upon payment in full of the Payment Amount before October 9, 2001, (the "Payment Date"), the Sales Agreement and any remaining obligations under the Sale Agreement, including LearnCom's obligation to pay any current portion of Earnout Amount that has accrued and is owing, and any portion of the Additional Amount that may accrue in the future, and BNA's indemnification obligations thereunder, shall be terminated. If LearnCom fails to pay the Payment Amount by the Payment Date, this Agreement shall terminate, and each party's obligations under the Sales Agreement shall continue in full force; PROVIDED; HOWEVER, LearnCom shall have the right to pay to BNA an additional $25,000 prior to the Payment Date to extend the Payment Date to April 9, 2002. If this Agreement terminates because LearnCom fails to pay the Payment Amount in full by the Payment Date (as it may be extended hereunder), any amounts paid hereunder shall be applied by BNA against LearnCom's obligations under the Sales Agreement.


ARTICLE 2

                                  MISCELLANEOUS

       2.1    AMENDMENT  AND  MODIFICATION.   This  Agreement  may  be  amended,
modified and supplemented only by written agreement of the parties hereto.

       2.2 NOTICES. All notices, requests, demands and other communications required or permitted to be given in accordance with the terms of the Sale Agreement.

       2.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

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       2.4    GOVERNING LAW. This Agreement  shall be governed by the law of the
State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

       2.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       2.6 SEVERABILITY. In the event that any particular provision or provisions of this Agreement shall for any reason be determined to be unenforceable, or in violation of any law, government order or regulation, such unenforceability or violation shall not affect the remaining provisions of this Agreement which shall continue in full force and effect and be binding upon the parties.

       2.7 ENTIRE AGREEMENT. This Agreement and the Sales Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or verbal negotiations, representations, warranties, commitments, and other understandings prior to the date hereof between the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                      THE BUREAU OF NATIONAL AFFAIRS, INC.

                                      By:   /s/ ROBERT L. VELTE
                                            ---------------------------------
                                      Name: Robert L Velte
                                      Its:  VP - Strategic Dev.
                                      Date: April 9, 2001


                                      LEARNCOM, INC., an Illinois corporation

                                      By:   /s/ LLOYD SINGER
                                            ---------------------------------
                                      Name: Lloyd Singer
                                      Its:  President
                                      Date: April 10, 2001

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